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                                                                Exhibit No. 99.1


NEWS RELEASE

         BAYCORP HOLDINGS, LTD. AND NORTHEAST UTILITIES REACH AGREEMENT
              FOR COMBINED AUCTION OF SEABROOK OWNERSHIP INTERESTS


     PORTSMOUTH, NEW HAMPSHIRE, October 12, 2000 --- BayCorp Holdings, Ltd. ("BayCorp") (AMEX: MWH) announced today that it has reached an agreement with Northeast Utilities ("NU") under which BayCorp's generating subsidiaries, Great Bay Power and Little Bay Power, will join with NU in the sale of their ownership interests in the Seabrook Nuclear Power Plant.

     Under the agreement, the two BayCorp subsidiaries will include their aggregate 15% ownership share, or approximately 174 megawatts, in the upcoming auction of NU's subsidiaries' shares of the plant called for under the settlement agreement reached last year with the State of New Hampshire. NU is the largest owner and is the operator of Seabrook.

     As part of its agreement with NU, Great Bay also agreed to withdraw its appeal of the restructuring agreement for deregulation in New Hampshire between NU and the State of New Hampshire. Great Bay's withdrawal of its appeal avoids a potential lengthy court battle and should help deregulation move forward expeditiously in New Hampshire.

       Under the terms of the agreement, BayCorp will receive the sales price established by the auction process. In the event that the sale yields proceeds for BayCorp of more than $87.19 million, BayCorp and NU will share the excess proceeds. Should BayCorp's sales proceeds be less than $87.19 million, NU will make up the difference below that amount on a dollar for dollar basis up to a maximum of $17.44 million. Under the agreement, BayCorp will be paid separately for nuclear fuel and inventory. BayCorp estimates the sale of nuclear fuel and inventory to provide additional proceeds of approximately $10 million to $14 million. The agreement also limits any top-off amount required to be funded by BayCorp for decommissioning as part of the sale process at the amount required by Nuclear Regulatory Commission regulations. BayCorp estimates this potential exposure to be less than $10 million.

     The auction is expected to begin in the first half of 2001 with a closing expected in late 2001 or early 2002. Initiation of the auction is dependent upon both the NH Public Utilities Commission and the CT Department of Public Utilities Control approving divestiture plans and engaging a sales agent. As a result, BayCorp expects to sell its Seabrook power entitlement into the New England market for all of 2001. Current high oil and natural gas prices have resulted in strong projected wholesale electricity prices for 2001. By retaining its interests in Seabrook for this period, BayCorp expects its revenues for 2001 to be strong. Based upon results to date, current market conditions and the forecasted capacity factor at Seabrook for 2001, a non-refueling outage year, BayCorp's plan calls for the company to produce approximately $25 million to $30 million in free cash flow in 2001. It is important to note that the future operating performance of Seabrook and market conditions cannot be predicted with 100% confidence and any unplanned downtime or reductions in market prices beyond what is used as the basis for these estimates would have a materially negative impact on our ability to meet these projections.

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     "We believe that cooperating with NU in the orderly sale of Seabrook is in the best interests of New Hampshire and our shareholders," said BayCorp's President and CEO, Frank Getman. "This agreement with NU provides a certain level of price assurance in the auction while capping our decommissioning liability and providing potential upside if the auction is extremely successful." Getman added, "Seabrook is a good plant and we believe it will remain competitive for years to come, but nuclear generation is being consolidated in the hands of a few major companies. BayCorp believes that these large generating companies, with operating expertise and diversified generation assets, may realize efficiencies and economies of scale."

     "We believe that the participation of BayCorp in the sale of Seabrook will significantly enhance the price received for the plant by enabling the ultimate purchaser to acquire a larger, controlling interest in the plant," Getman continued. "This not only benefits BayCorp, but should directly benefit retail electric customers in the form of lower stranded cost charges." With respect to withdrawing its appeal in New Hampshire, Getman stated, "While we raised serious issues, they are addressed by BayCorp joining in the sale process. We are pleased that NU has worked with us to develop an equitable solution that addresses our concerns."

     Resolution of the potentially lengthy intervention in New Hampshire will enable BayCorp to focus its efforts on the dynamic growth of its Internet energy company, HoustonStreet Exchange. HoustonStreet recently announced that it had surpassed $1 billion in crude oil and refined products trading since going live in May 2000. On July 12, 2000, HoustonStreet announced a Memorandum of Understanding with Enron. Under this arrangement, North American electricity and natural gas prices posted on EnronOnline will automatically be posted on HoustonStreet.com. On September 18, 2000, HoustonStreet Exchange announced it is extending its fully Web-based, wholesale energy trading platform to Europe backed by a multi-million dollar investment from Electrabel, RWE and Vattenfall, some of the biggest names in the European energy sector. Operation of the European platform began on September 27, 2000.

ABOUT BAYCORP

     BayCorp Holdings, Ltd is an unregulated holding company incorporated in Delaware. BayCorp's wholly owned subsidiaries, Great Bay and Little Bay, are electric generating companies whose principal assets total an approximate 15% joint ownership in the Seabrook Nuclear Power Plant in Seabrook, New Hampshire. HoustonStreet Exchange, Inc. is a majority-owned subsidiary of BayCorp.

ABOUT HOUSTONSTREET EXCHANGE

     Designed by traders for traders, HoustonStreet.com represents the first Web portal for trading wholesale energy products. HoustonStreet.com allows traders to buy and sell their energy products faster, more efficiently and more easily than through traditional methods. HoustonStreet Exchange, Inc. is headquartered in Portsmouth, N.H. with offices in Houston, Texas and foreign subsidiary offices in Amsterdam and London. The company is a majority-owned subsidiary of BayCorp Holdings, Ltd. For more information, visit HoustonStreet at www.houstonstreet.com.

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The statements in this release relating to the Company's future plans for marketing, new products and alliances and future growth and operating results, including but not limited to statements regarding the memorandum of understanding with EnronOnline and HoustonStreet's natural gas platform, are forward-looking statements. There are a number of important factors that could cause actual results to differ materially from those suggested or indicated by such forward-looking statements, including without limitation, that (i) HoustonStreet may be unable to negotiate a definitive agreement with EnronOnline, (ii) HoustonStreet may be unable to launch its natural gas trading platform, or to launch it in a timely manner, (iii) the Seabrook Project may operate at lower capacity than historical levels, (iv) decommissioning or other expenses associated with ownership of 15% of the Seabrook Project may be materially higher than anticipated, (v) BayCorp cannot control the procedure or timing of the joint sale of Seabrook interests, and the sale may be delayed from the Company's current expectation, (vi) the value of the fuel and inventory may be materially different than estimated, (vii) the price obtained by BayCorp in the sale of Great Bay's and Little Bay's Seabrook interests cannot be predicted,
(viii) the price of electricity in the New England wholesale power market cannot be predicted, (ix) energy traders may be unwilling or unable to use Internet-based energy trading systems, including HoustonStreet.com, (x) HoustonStreet.com may not be able to operate profitably, (xi) technological or systems outages could occur on the HoustonStreet.com site, (xii) competitors to HoustonStreet.com with greater financial, marketing or other resources could emerge, (xiii) performance is contingent upon successful completion of design, implementation and improvement to the electricity, crude, refined products and natural gas sites, and (xiv) general economic and/or industry-specific conditions and the other factors described in BayCorp's Annual Report on Form 10-K for the year ended December 31, 1999, and its most recent quarterly reports filed with the SEC. HoustonStreet.com is a registered service mark of HoustonStreet Exchange.